Exhibit 4 to Form 8-A/A
                                                        of Abigail Adams
                                                        National Bancorp, Inc.,
                                                        dated April 21, 1995
                                                        -----------------------


                                 FIRST AMENDMENT

                                       To

                                RIGHTS AGREEMENT

     This First Amendment, dated as of April 20, 1995, amends the Rights Agreement, dated as of April 12, 1994 (the "Rights Agreement"), between Abigail Adams National Bancorp, Inc., a Delaware corporation (the "Company"), and The First National Bank of Maryland, a national banking association (the "Rights Agent"). Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Rights Agreement.

     WHEREAS, the Company understands that Citibank N.A. ("Citibank") wishes to enter into a stock purchase agreement (the "Stock Purchase Agreement") with Marshall T. Reynolds ("Reynolds"), in the form attached as Exhibit A to the Reynolds Agreement (as hereinafter defined), pursuant to which Citibank would agree to sell to Reynolds, and Reynolds would agree to purchase from Citibank, subject to the satisfaction of certain conditions, all of Citibank's right, title and interest in and to all of the Common Shares of which Citibank is the Beneficial Owner;

     WHEREAS, Reynolds and the Company have entered into an Agreement, dated as of the date hereof, a copy of which is attached hereto as Attachment A (the "Reynolds Agreement"), pursuant to which, among other things, Reynolds has agreed that, if the purchase of Common Shares contemplated by the Stock Purchase Agreement is completed, he will make a tender offer to the stockholders of the Company (other than Citibank) at an offering price of $21.00 per Common Share ("Tender offer,');

     WHEREAS, the Board of Directors of the Company, on the recommendation of the Special Committee of outside Directors, has determined that the transaction contemplated by the Stock Purchase Agreement, coupled with the Tender Offer, represent a transaction that is in the best interests of the Company and its stockholders (other than Citibank as to the interests of which it has reached no conclusion);

     WHEREAS, the Board of Directors wishes to amend the Rights Agreement to (i) permit the execution, delivery and performance of the Stock Purchase Agreement and the completion of the Tender offer without causing the Rights to become exercisable and (ii) to

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permit the announcement,  initiation, conduct and completion of the Tender offer without causing the occurrence of a Distribution date;

     WHEREAS, the Company and the Rights Agent each have concluded that the amendments to the Rights Agreement provided for herein are necessary or desirable; and

     WHEREAS, the amendments to the Rights Agreement provided for herein are consistent with and for the purpose of fulfilling the objectives of the Board of Directors of the Company in adopting the Rights Agreement.

     NOW, THEREFORE, in consideration of these premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. The term "Acquiring Person" as set forth in Section i(a) of the Rights Agreement is hereby amended to be and read as follows:

          (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall become, after the date hereof, the Beneficial Owner or Record owner (as such terms are hereinafter defined) of 25% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company or any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan; provided, however, that notwithstanding any other provision of this Agreement to the contrary, neither Citibank, Marshall T. Reynolds, any Permitted Assignee (as defined by the Stock Purchase Agreement) of Marshall T. Reynolds, nor any Affiliate or Associate of Citibank, Marshall T. Reynolds or any of such Permitted Assignees shall become an Acquiring Person by reason of (i) the execution, delivery or performance of the Stock Purchase Agreement or (ii) any public announcement by any Person with respect to, or the initiation, conduct or completion of, the Tender Offer.

     2. The term "adverse person" as set forth in section 1(b) of the rights agreement is hereby amended to be and read as follows:

          (b) "Adverse Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person (i) is or becomes the Beneficial owner or Record Owner of 15% or more of the Common Shares then outstanding, and at least a majority of the Board of

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                                  -3-

     Directors of the Company who are not officers of the Company, after reasonable inquiry and investigation, including consultation with such persons as such directors shall deem appropriate, shall conclude that the effect of such stock ownership, in the light of the actions which the Person proposes or is likely to take, is potentially materially adverse to the Company's business, assets, competitive position, prospects or other shareholders; (ii) is or becomes the Beneficial Owner or Record Owner of 15% or more of the Common Shares then outstanding and at least a majority of the Board of Directors of the Company who are not officers of the Company determine, after reasonable inquiry and investigation, including consultation with such persons as such directors shall deem appropriate, that (a) such Beneficial ownership or Record Ownership by such Person is intended to cause the Company to repurchase the Common Shares owned by such Person or to cause pressure on the Company to take action or enter into a transaction or series of transactions intended to provide such Person with short-term financial gain or any economic benefit not otherwise available to other shareholders under circumstances where the Board of Directors of the Company determines that the best long-term interests of the Company and all its stockholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (b) such Beneficial ownership or Record Ownership is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of the Company's ability to maintain its competitive position) on the business or prospects of the Company or its shareholders; (iii) is or becomes the Beneficial Owner or Record Owner of 15% or more of the Common Shares then outstanding and exercises or attempts to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or otherwise exercises "control" of the Company, as such term is defined in 12 C.F.R. ss.225.2(e); or (iv) is or becomes the Beneficial owner or Record Owner of 15% or more of the Common Shares then outstanding and sells, transfers, assigns or otherwise disposes of all or a portion of such Common Shares in a manner that results in a Person owning 9.9% or more of the Common Shares then outstanding; provided, however, that notwithstanding any other provision of
     --------   --------
     this Agreement to the contrary, neither Citibank, Marshall T. Reynolds, any Permitted Assignee (as defined by the Stock Purchase Agreement) of Marshall
     T. Reynolds, nor any Affiliate or Associate of Citibank, Marshall T. Reynolds or any of such Permitted Assignees shall become an Acquiring Person by reason of (i) the execution, delivery or performance of the Stock Purchase Agreement or (ii) any public announcement by any Person with respect to, or the initiation, conduct or completion of the Tender Offer.

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     3. Section 3(a) of the Rights Agreement is hereby amended to be and read as follows:

          (a) Until the earliest of (i) the tenth day after the Shares Acquisition Date; (ii) the tenth day after the date of the commencement of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner or Record Owner of Common Shares aggregating 25% or more of the then outstanding Common Shares; provided, however, that notwithstanding any other provision of this Agreement to the contrary, no Distribution Date (as hereinafter defined) shall occur by reason of any public announcement by any Person with respect to, or by reason of the initiation, conduct or completion of, the Tender offer; or
     (iii) the date a Person becomes an Adverse Person (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earliest of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates; and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Shares as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit A hereto (a "Right Certificate"), evidencing one Right for each Common Share so held. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

     4. The Company shall indemnify and defend the Rights Agent from, and hold it harmless against, any loss, liability, claim, damage, cost or expense (including, but not limited to, reasonable attorney's fees, expert fees, and other litigation costs incurred in defending or prosecuting any action) incurred in connection with or arising out of any claim, action or threatened action alleging that the occurrence of one

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                                  -5-

or more events resulted in a Person becoming an Acquiring Person or an Adverse Person on or before the effective date of this First Amendment.

     5. Notwithstanding any provision of the Rights Agreement, the execution, delivery and performance of the Stock Purchase Agreement shall not give rise to a Distribution Date or cause the Rights to become exercisable.

     6. This First Amendment shall become effective immediately prior to the execution and delivery of the Stock Purchase Agreement.

     7. This First Amendment shall be governed by and construed in accordance with the laws of the State of Maryland. Except as amended by this First Amendment, the terms, covenants, conditions and agreements of the Rights Agreement shall continue in full force and effect. This First Amendment may be signed in any number of counterparts with the same effect as if the signatures on the respective counterparts hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by a duly authorized officer as of the day and year first above written.

ATTEST:                                    ABIGAIL ADAMS NATIONAL
                                  BANCORP, INC.


By: /s/ Joyce R. Hertz                     By:/s/ Barbara Davis Blum
    ---------------------------               ------------------------
    Name: Joyce R. Hertz                      Name: Barbara Davis Blum
    Title:  Corporate Secretary               Title: President and CEO


ATTEST:                                    THE FIRST NATIONAL BANK
                                             OF MARYLAND, as
                                              Rights Agent


 By:/s/ Eileen Blige                       By: /s/ David Williams
    ----------------------------               -------------------------
    Name: Eileen Blige                        Name: David Williams
     Title: Corporate Trust Executive         Title: Vice President